Exhibit 99.1

Trilogy Metals Reports Second Quarter Fiscal 2022 Financial Results

VANCOUVER, BC, July 6, 2022 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy", "Trilogy Metals" or "the Company") announces its financial results for the second quarter ended May 31, 2022. Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Highlights

  Exploration field season commenced for the Upper Kobuk Mineral Projects ("UKMP").
  UKMP fiscal 2022 budget updated to approximately $26.2 million.
  Projects are well funded with the joint venture holding $52.8 million in cash and $53.5 million loan receivable from South32 Limited ("South32") as at May 31, 2022.
  Subsequent to the quarter end, South32 repaid the entire loan resulting in the joint venture holding over $100 million in cash.
  Trilogy cash position of $3.5 million and working capital of $3.4 million as at May 31, 2022 sufficient to fund head office operations for the next twelve months.

Upper Kobuk Mineral Projects

In a press release dated June 8, 2022, the Company announced that Ambler Metals LLC ("Ambler Metals"), the joint venture company owned 50/50 by Trilogy and South32 had commenced mobilization for the summer 2022 field program at the UKMP. The drill program will be helicopter-supported and will be based out of Ambler Metals' expanded 90-person camp at Bornite. The previously announced $28.5 million fiscal 2022 budget was updated to approximately $26.2 million. The field season is entirely funded by Ambler Metals and consists of a minimum 10,000 meters of diamond drilling with additional meters contingent on drill performance, weather and approval of supplementary budgets. The field season program prioritizes advancing the Arctic Project with additional infill drilling to further improve the confidence in the resource and the completion of a geotechnical study to further de-risk the project. Exploration outside of the Arctic deposit will focus on discovering copper-rich satellite deposits near Arctic, the Cosmos Hills and the Ambler Lowlands.

The 2022 Arctic program involves a minimum 6,000 meters in 27 holes, as part of an 8,400-meter infill program to increase confidence from the Indicated to Measured category. In addition, three to five holes totaling 500 to 750 meters are planned to complete a geotechnical and hydrogeological assessment of Arctic that was initiated last year.

The 2022 exploration program for the Cosmos Hills and Ambler Lowlands includes drilling of approximately 2,400 meters as well as detailed mapping and soil sampling to build on the work performed during the prior year. In addition, a minimum 2,000 meters of trenching is planned around Pardner Hill and the Bornite East target area.

Annual General Meeting of Shareholders

The Annual General Meeting of shareholders was held on May 13, 2022. All directors nominated by the Company and standing for election were elected by shareholders of the Company. Other items of business included the approval of amendments to, and unallocated entitlements under, the Company's Restricted Share Unit Plan ("RSU Plan") and Deferred Share Unit Plan ("DSU Plan").

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars, except for per share amounts
Three months ended			Six months ended
Selected expenses	May 31, 2022 $	May 31, 2021 $	May 31, 2022 $	May 31, 2021 $
General and administrative	338	351	735	762
Investor relations	38	116	137	270
Professional fees	192	275	437	504
Salaries	261	407	675	846
Salaries and directors expense – stock-based compensation	662	524	2,584	2,672
Share of loss on equity investment	2,460	1,700	4,370	2,820
Comprehensive loss for the period	(4,074)	(3,413)	(9,097)	(7,929)
Basic and diluted loss per common share	(0.03)	(0.02)	(0.06)	(0.05)

For the three-month period ended May 31, 2022, cash preservation strategies resulted in overall cash savings of $0.3 million in general and administrative expenses, investor relations, professional fees and salaries when compared to budget. For the three-month period ended May 31, 2022, Trilogy reported a net loss of $4.1 million (or $0.03 basic and diluted loss per common share). For the comparable period in 2021, the Company reported a net loss of $3.4 million (or $0.02 basic and diluted loss per common share). This difference is primarily due to a $0.8 million increase in the Company's equity pick-up of Ambler Metals' comprehensive loss in the current period. The current quarter includes pre-development costs for the Ambler Access Project for which there are no prior year comparatives. This increase in the equity pick-up is offset by reductions in general and administrative expenses, investor relations and professional fees due to management implemented cost savings strategies during the quarter. The combined total of salaries and stock-based compensation is consistent between the current period quarter and the comparative period.

For the six-month period ended May 31, 2022, Trilogy reported a net a loss of $9.1 million (or $0.06 basic and diluted loss per common share). For the comparable period in 2021, the Company reported a net loss of $7.9 million (or $0.05 basic and diluted loss per common share). The difference for the six-month period ended May 31, 2022, when compared to the same period in 2021, is primarily due to a $1.6 million increase in the Company's equity pick up of Ambler Metals comprehensive loss for the six-month period ending May 31, 2022. The current period includes pre-development costs for the Ambler Access Project for which there are no prior year comparatives as well as higher engineering and project related salaries and wages versus the comparative period.

Other variances noted for the comparative six-month period ended May 31, 2022 consist of: i) a decrease of $0.13 million in investor relations activities; ii) a decrease of $0.2 million in salaries as the executive team agreed to receive a portion of their salary in Restricted Share Units; and iii) a decrease of $0.1 million in stock-based compensation, driven by a $0.3 million decrease in the fair value amortization of awards granted during the period (due to a 0.7 million units reduction of overall stock-based awards granted versus the comparative period), and offset by $0.2 million increase from executives and directors taking equity in lieu of cash compensation.

Liquidity and Capital Resources

Trilogy expended $2.9 million on operating activities during the six months ended May 31, 2022 with the majority of cash spent on corporate salaries, annual insurance renewal, annual fees paid to the Toronto Stock Exchange and the NYSE American Exchange and professional fees related to the Company's annual regulatory filings with the American and Canadian securities commissions.

At May 31, 2022, Trilogy had $3.5 million in cash and cash equivalents and working capital of $3.4 million. The Company continues to manage its cash expenditures through its working capital. Management continues to review the fiscal 2022 budget for cash preservation opportunities and has reduced cash expenditures where feasible, including but not limited to, reductions in marketing and investor conferences and office expenses. In addition, the Company's Board of Directors have agreed to take all of their fees in shares of the Company in an effort to preserve cash and increase share ownership. The Company's senior management team are also taking a portion of their base salaries in shares of the Company to preserve cash. Management believes that the combination of these cost reduction efforts results in sufficient cash to fund the Company's operations for the next twelve months.

All project related costs are funded by the joint venture. Amber Metals is well funded to advance the UKMP with $52.8 million in cash and $53.5 million loan receivable from South32 as at May 31, 2022. Subsequent to the quarter end, South32 repaid the full balance of the loan, consisting of $53.1 million principal and $0.5 million interest, resulting in Ambler Metals having over $100 million in cash. There are sufficient funds at the joint venture to fund the updated budgets for the UKMP of $26.2 million and the Ambler Access Project of $15.4 million for fiscal 2022. Trilogy does not anticipate having to fund the activities of Ambler Metals until the current cash balance of approximately $100 million is expended.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101.  Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC, which has a 100 percent interest in the UKMP in northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 181,387 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, perceived merit of properties, expectations regarding the 2022 field season and budgets for the UKMP and the continued  willingness of the Company's director and executives to receive their compensation in equity, the Company's plans to look for opportunities to reduce its cash spend for the year, management's expectations regarding the effects of cash conservation efforts and the sufficiency of cash for the next twelve months, the Company's expectation of raising additional funds, and the Company's plans to provide further updates and the timing thereof are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our ability to conserve cash and to raise capital at terms favorable to the Company, or at all and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2021 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/July2022/06/c9596.html

%CIK: 0001543418

For further information: Company Contacts: Tony Giardini, President & Chief Executive Officer, Elaine Sanders, Vice President & Chief Financial Officer, 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 06-JUL-22